Exhibit 99.1

Eagle Bancorp Announces Year End Earnings, Fourth Quarter Earnings, and Increases Quarterly Cash Dividend

    HELENA, Mont.--(BUSINESS WIRE)--July 17, 2003--Eagle Bancorp ("Eagle")(OTCBB:EBMT), the stock holding company of American Federal Savings Bank (the "Bank"), reported net income of $1,866,000, or $1.59 per share ($1.57 per share diluted), for the year ended June 30, 2003, and announced an increased cash dividend of $0.16 per share.
    These earnings represent a decrease of 4.8% compared to $1,959,000 for the year ended June 30, 2002 and reflect the addition of over $700,000 to the valuation allowance for mortgage servicing rights. As a result of this addition in the fourth quarter, earnings for the quarter ended June 30, 2003 were $80,000, or $0.07 per share, a decrease of 84.3% compared to $508,000 for the quarter ended June 30, 2002.
    Eagle's Board of Directors declared a quarterly cash dividend of $0.16 per share for the fourth quarter of Eagle's fiscal year. This represents an increase of $0.03 per share, or 23.1%, over the previous quarter's dividend. The dividend is payable August 22, 2003 to shareholders of record at the close of business on August 1, 2003.
    The decrease in net income for the year ended June 30, 2003 was the result of an increase in non-interest expense of $549,000, offset by increases in noninterest income of $244,000 and net interest income of $72,000. Eagle's tax provision was $140,000 lower in 2003. Eagle's return on assets was 0.96% and its return on equity was 8.25%, compared with 1.11% and 9.46%, respectively, for the year ended June 30, 2002.
    Due to the continuation of historically low interest rates and the resulting faster repayment of mortgage loans, the Bank's loan servicing portfolio has suffered what we believe to be a temporary decline in value. The amount of the addition to the valuation allowance in the fourth quarter was $735,000. As a result, noninterest income declined by $374,000 from the previous year's fourth quarter. Noninterest expense increased $202,000 and net interest income decreased $136,000. Eagle's tax provision was $284,000 lower in the current quarter. Eagle's annualized return on assets was 0.16% and its annualized return on equity was 1.36% for the quarter, compared with 1.12% and 9.54%, respectively, for the same quarter in 2002.
    Total interest and dividend income decreased $288,000 to $2,442,000 for the quarter ended June 30, 2003 from $2,730,000 for the quarter ended June 30, 2002. This was due to decreases in interest and fees on loans of $268,000 and interest on securities held-to-maturity of $27,000. This was partially offset by an increase in interest on securities available-for-sale of $12,000. Total interest expense decreased $152,000 to $977,000 for the quarter ended June 30, 2003 from $1,129,000 for the quarter ended June 30, 2002. Interest on deposits decreased $150,000 and interest on advances decreased $2,000.
    Total assets increased $18.5 million, or 10.0%, to $203.1 million at June 30, 2003 from $184.6 million at June 30, 2002. Investment securities available-for-sale increased $26.7 million, or 53.2%, to $76.9 million from $50.2 million. Loans receivable decreased $12.1 million, or 11.5%, to $93.5 million from $105.6 million, while mortgage loans held-for-sale increased $5.5 million to $6.9 million from $1.4 million. Deposits increased $16.8 million, or 11.1%, to $168.4 million from $151.6 million. Advances from the Federal Home Loan Bank decreased $100,000, or 1.1%, to $9.2 million from $9.3 million. Total stockholders' equity increased $1.8 million, or 8.3%, to $23.5 million at June 30, 2003 from $21.7 million at June 30, 2002, primarily as a result of the net income for the period and an increase in the net unrealized gain on securities held for sale.
    "We are pleased with our strong growth in assets and deposits. This has allowed us to again increase the dividend to our stockholders. As mortgage loan interest rates rise from current historically low levels, the recent large addition to the valuation allowance for mortgage servicing rights will reverse. This should add to future earnings at a time when mortgage banking revenues would be expected to decline, as future adjustments are made to the allowance," said President and CEO, Larry Dreyer.
    American Federal Savings Bank was formed in 1922 and is headquartered in Helena, Montana. It has additional branches in Butte, Bozeman and Townsend. Eagle's common stock trades on the OTC Bulletin Board under the symbol "EBMT." Eagle is a subsidiary of Eagle Financial MHC, a federal mutual holding company formed in 2000, which owns approximately 53% of Eagle Bancorp's common stock.

    Financial highlights for Eagle Bancorp follow.



                     EAGLE BANCORP (consolidated)

                          Three Months Ended     Twelve Months Ended
                          June 30, (unaudited)        June  30,
                       ----------------------- -----------------------
                            2003      2002        2003        2002
                       ------------ ---------- ----------- -----------
Interest and Dividend                          (unaudited)  (audited)
 Income:
Interest and fees on
 loans                   1,813,178  2,080,650   7,694,258   8,986,508
Interest on deposits
 with banks                 35,610     39,118     134,035     177,791
FHLB Stock dividends        21,788     23,379     100,423      99,112
Securities
available-for-sale         537,775    525,522   2,311,120   1,605,583
Securities held-to-
 maturity                   33,475     60,914     166,350     298,552
                       ------------ ---------- ----------- -----------
  Total interest and
   dividend income       2,441,826  2,729,583  10,406,186  11,167,546
                       ------------ ---------- ----------- -----------

Interest
 Expense:
Deposits                   832,504    982,800   3,632,607   4,402,733
FHLB Advances              144,240    145,909     581,052     644,715
                       ------------ ---------- ----------- -----------
  Total interest
   expense                 976,744  1,128,709   4,213,659   5,047,448
                       ------------ ---------- ----------- -----------

Net Interest
 Income                  1,465,082  1,600,874   6,192,527   6,120,098
Loan loss
 provision                       0          0           0           0
                       ------------ ---------- ----------- -----------
Net interest income
 after loan loss
 provision               1,465,082  1,600,874   6,192,527   6,120,098
                       ------------ ---------- ----------- -----------

Noninterest
 income:
Net gain on sale of
 loans                     443,530    214,108   1,824,729   1,111,239
Demand deposit service
 charges                   126,202    125,346     501,872     506,174
Mortgage loan servicing
 fees                     (611,344)   127,277    (299,587)    304,982
Net gain (loss) on sale
 of available-for-sale
  securities               144,242          0     164,677      16,629
Other                       87,504     97,685     377,833     386,810
                       ------------ ---------- ----------- -----------
  Total noninterest
   income                  190,134    564,416   2,569,524   2,325,834
                       ------------ ---------- ----------- -----------

Noninterest expense:
Salaries and employee
 benefits                  721,623    789,825   2,923,077   2,967,475
Occupancy expenses         123,108    119,157     496,681     475,348
Furniture and equipment
 depreciation               50,437     68,000     207,947     278,924
In-house computer
 expense                    64,872     53,910     245,775     207,902
Advertising
 expense                    31,455     30,265     148,908     108,619
Amortization of mtg
 servicing fees            257,511     73,459     745,346     324,071
Federal insurance
 premiums                    6,447      6,287      25,596      24,722
Postage                     30,397     22,709     121,307     109,233
Legal, accounting, and
 examination fees           39,999     33,874     147,163     139,812
Consulting fees             35,508      5,880      73,514      23,036
ATM processing              11,683     10,764      45,173      45,065
Other                      213,939    170,471     811,093     738,055
                       ------------ ---------- ----------- -----------
  Total noninterest
   expense               1,586,979  1,384,601   5,991,580   5,442,262
                       ------------ ---------- ----------- -----------

Income before provision
 for income taxes           68,237    780,689   2,770,471   3,003,670
                       ------------ ---------- ----------- -----------

Provision for income
 taxes                     (11,505)   273,090     904,605   1,044,237
                       ------------ ---------- ----------- -----------

Net income                  79,742    507,599   1,865,866   1,959,433
                       ============ ========== =========== ===========

Earnings per
 share                        0.07       0.43        1.59        1.68
                       ============ ========== =========== ===========

Diluted earnings per
 share                        0.07       0.43        1.57        1.65
                       ============ ========== =========== ===========

Weighted average shares
 outstanding (basic
 eps)                    1,179,112  1,172,912   1,175,411   1,168,669
                       ============ ========== =========== ===========

Weighted average shares
 outstanding (diluted
 eps)                    1,192,912  1,188,312   1,191,186   1,186,586
                       ============ ========== =========== ===========


                     EAGLE BANCORP AND SUBSIDIARY
                            (consolidated)
                                              June 30,    June 30,
                                               2003         2002
                                            (Unaudited)   (Audited)
ASSETS
Cash and due from banks                     2,966,202     2,836,853
Interest-bearing deposits with banks        7,263,841     7,786,136
Investment securities available-for-sale,
 at market value                           76,855,280    50,153,872
Investment securities held- to-maturity,
 at cost                                    2,280,736     3,875,124
Federal Home Loan Bank stock, at cost       1,686,300     1,586,200
Mortgage loans held-for-sale                6,908,373     1,352,121
Loans receivable, net of deferred loan fee
 and allowance for loan losses             93,521,165   105,623,213
Accrued interest and dividends receivable     913,101       998,378
Mortgage servicing rights, net              1,291,614     1,588,318
Property and equipment, net                 6,392,625     6,291,382
Cash surrender value of life insurance 2,347,232 2,244,453 Real estate acquired in settlement of loans,
 net of allowance for losses                   70,010             0
Other assets                                  561,924       245,417
                                         ------------  ------------

    Total assets                          203,058,403   184,581,467
                                         ============  ============

LIABILITIES
Deposit accounts:
        Noninterest bearing                 7,868,012     6,835,235
        Interest bearing                  160,556,053   144,769,504
Advances from Federal Home Loan Bank        9,243,889     9,343,889
Accrued expenses and other liabilities      1,893,668     1,929,962
                                         ------------  ------------
                     Total liabilities    179,561,622   162,878,590


EQUITY
Preferred stock (no par value,
 1,000,000 shares authorized,
 none issued or outstanding)
Common stock (par value $0.01 per
 share; 10,000,000 shares authorized;
 1,223,572 shares issued; 1,209,772
 outstanding at June 30, 2003;
 1,208,172 outstanding at June
 30, 2002)                                     12,236        12,236
Additional paid-in capital                  3,954,432     3,885,903
Unallocated common stock held by
 employee stock ownership plan ("ESOP")      (239,248)     (276,048)
Treasury stock, at cost (13,800 shares
 at June 30, 2003 and 15,400 shares
 at June 30, 2002)                           (188,715)     (180,950)
Retained earnings                          19,532,409    17,957,601
Accumulated other comprehensive (loss)
 income                                       425,667       304,135
                                         ------------  ------------
              Total equity                 23,496,781    21,702,877

              Total liabilities
               and equity                 203,058,403   184,581,467
                                         ============  ============


    CONTACT: Eagle Bancorp
             Larry A. Dreyer, 406-457-4012
             or
             Peter J. Johnson, 406-457-4006